Filed Pursuant to Rule 433

Free Writing Prospectus dated January 25, 2024

Relating to Preliminary Prospectus Supplement dated January 25, 2024 and

Prospectus dated April 18, 2023

Registration No. 333-271325

Lockheed Martin Corporation

Pricing Term Sheet

January 25, 2024

	4.500% Notes due 2029	4.800% Notes due 2034	5.200% Notes due 2064

Issuer:	Lockheed Martin Corporation
Security Type:	Senior Unsecured
Trade Date:	January 25, 2024
Settlement Date (T+2):	January 29, 2024
Interest Payment Dates:	February 15 and August 15, beginning on August 15, 2024	February 15 and August 15, beginning on August 15, 2024	February 15 and August 15, beginning on August 15, 2024
Expected Ratings*:	A2 / A- / A-
Principal Amount:	$650,000,000	$600,000,000	$750,000,000
Maturity:	February 15, 2029	August 15, 2034	February 15, 2064
Coupon:	4.500% per annum, accruing from January 29, 2024	4.800% per annum, accruing from January 29, 2024	5.200% per annum, accruing from January 29, 2024
Price to Public:	99.779% of principal amount, plus accrued interest, if any, from January 29, 2024	99.965% of principal amount, plus accrued interest, if any, from January 29, 2024	99.679% of principal amount, plus accrued interest, if any, from January 29, 2024
Yield to Maturity:	4.549%	4.804%	5.219%
Spread to Benchmark Treasury:	+53 basis points	+68 basis points	+83 basis points
Benchmark Treasury:	3.750% due December 31, 2028	4.500% due November 15, 2033	4.125% due August 15, 2053
Benchmark Treasury Price and Yield:	98-253⁄4 / 4.019%	103-00 / 4.124%	95-21 / 4.389%
Optional Redemption:	Prior to January 15, 2029 (one month prior to the maturity date), callable at the greater of (a) the make-whole price of T+10 basis points and (b) 100% of the principal amount, plus accrued and unpaid interest to the redemption date Callable at par on or after January 15, 2029	Prior to May 15, 2034 (three months prior to the maturity date), callable at the greater of (a) the make-whole price of T+15 basis points and (b) 100% of the principal amount, plus accrued and unpaid interest to the redemption date Callable at par on or after May 15, 2034	Prior to August 15, 2063 (six months prior to the maturity date), callable at the greater of (a) the make-whole price of T+15 basis points and (b) 100% of the principal amount, plus accrued and unpaid interest to the redemption date Callable at par on or after August 15, 2063
CUSIP:	539830CC1	539830CD9	539830CE7
ISIN:	US539830CC15	US539830CD97	US539830CE70
Joint Book-Running Managers:

Morgan Stanley & Co. LLC

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

Wells Fargo Securities, LLC

Senior Joint Lead Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC
Joint Lead Managers:	ANZ Securities, Inc. BNY Mellon Capital Markets, LLC Lloyds Securities Inc. RBC Capital Markets, LLC TD Securities (USA) LLC UniCredit Capital Markets LLC U.S. Bancorp Investments, Inc.
Senior Co-Managers:	Fifth Third Securities, Inc. PNC Capital Markets LLC
Co-Managers:	Academy Securities, Inc. Blaylock Van, LLC CastleOak Securities, L.P. Drexel Hamilton, LLC MFR Securities, Inc. Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc. R. Seelaus & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC that are incorporated by reference in the prospectus for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll free at +1 (866) 718-1649, Mizuho Securities USA LLC toll free at +1 (866) 271-7403 or SMBC Nikko Securities America, Inc. toll free at +1 (888) 868-6856.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Lockheed Martin Corporation on January 25, 2024 relating to its prospectus dated April 18, 2023.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

2